Exhibit 10.2

December 1, 2003

Joe Zerucha
(626) 826-5903

Dear Joe Zerucha:

American Technology Corporation ("ATC") is pleased to present you with this employment offer under the following terms and conditions:

Title:	Vice President Sales and Marketing

Tentative Start Date:	December 1, 2003 (negotiable)

Annual Base Salary:	$150,000

Bonus:	You will participate in a sales incentive compensation plan that is currently under development. This plan will be reviewed and approved by the Board of Directors Compensation Committee.

Stock Options:

Management will recommend to the Compensation Committee at its first meeting following your start date that you be granted stock options to purchase 75,000 shares of common stock. The options will have an exercise price equal to the fair market value of our common stock (determined in accordance with our 2002 Stock Option Plan) on the date the Compensation Committee approves the grant, and will be exercisable for [five] years after grant, subject to earlier termination as set forth in the 2002 Stock Option Plan. The options will vest over [two] years, with one quarter of the shares vesting [six months] after the grant date, and the balance vesting [quarterly] until the [second] anniversary of the grant date. These options will be incentive stock options to the extent they can qualify as incentive stock options under the Internal Revenue Code.

Benefits:

Medical and dental insurance: ATC will provide coverage in terms stated in our Policy Manual. Premiums for both medical and dental insurance for employee and dependents are covered at 100% for HMO levels. If available, the employee can elect to upgrade the coverage at the cost to the employee. Benefits commence on first day of the month of employment. Life insurance coverage is part of the Dental plan and is covered by ATC.

ATC observes 9 paid holidays per calendar year. Our Personal Days Off ("PDO") policy is a combination of vacation and sick days. PDO hours are accrued per pay period. Your schedule is as follows:

Year 1-4: 3 weeks or 4.62 hours per pay period (15 days);
Over 4: 4 weeks or 6.15 hours per pay period (20 days).

Vacation Accruals (PDO) will max out at 200 hours.

A 401k package is available with multiple investment options and a company match of 25% of Employees deferral up to 6%.

ATC will reimburse you for educational and travel expenses associated with the LEIP education program.

Position Description:	You will work for the Chief Operating Officer, responsibilities include: Sales, Marketing and Investor Relations.

Policy Manual:	Additional terms of your employment may be set forth in ATC's Policy Manual, as revised from time to time, copy enclosed.

Arbitration:	You will be required to sign the attached Mutual Agreement to Arbitrate ("Arbitration Agreement"). (see exhibit)

You are entitled to all the published benefits of the company including, but not limited to those listed above. You are subject to a review after your completion of the 90-day probationary period to determine satisfaction of fulfilling job responsibilities as directed by Kalani Jones, Chief Operating Officer. After successful completion of the probationary period and review, you are eligible for time off accrued during the probationary period.

Please sign this offer in the space provided below signifying that you have read and accept the terms herein. Let me say that everyone at ATC is looking forward to having a person of your caliber join the team and hope you feel welcome!

Sincerely,

/s/ KALANI JONES
Kalani Jones
Chief Operating Officer

Chairman Reviewed: _________

Offer Accepted:

/s/ JOE ZERUCHA
Joe Zeruch